BRIGHAM MINERALS, INC.
REPORTS FIRST QUARTER 2019 RESULTS

AUSTIN, Texas – (BUSINESS WIRE) – May 20, 2019 – Brigham Minerals, Inc. (NYSE: MNRL) (“Brigham Minerals,” “Brigham,” “the Company,” “we,” “our” or “us”), a leading mineral and royalty interest acquisition company, today announced operating and financial results for the quarter ended March 31, 2019, as well as recent developments.

OPERATING AND FINANCIAL HIGHLIGHTS AND RECENT DEVELOPMENTS

•	Record Q1 2019 production of 5,382 boe/d (70% liquids), up 18% sequentially from Q4 2018 and up 66% from Q1 2018.

•	Q1 2019 mineral and royalty revenue excluding lease bonus totaling $17.6 million, up 4% sequentially from Q4 2018 and up 48% from Q1 2018.

•	Q1 2019 net income of $4.2 million and Q1 2019 Adjusted EBITDA ex lease bonus totaling $13.1 million, which was up 54% from Q1 2018. See “Non-GAAP Financial Measures” below.

•	Acquired 2,700 net royalty acres (standardized to a 1/8th royalty interest) for $41.3 million, with 90% of the capital deployed to the Permian (51%) and SCOOP/STACK (39%).

•	Averaged a record 73 rigs running across the Company’s diversified mineral portfolio during Q1 2019, 29 of which were in the Permian and 22 of which were in the SCOOP/STACK.

•	Completed our initial public offering of Class A common stock (“IPO”) in April 2019, raising approximately $277.4 million in net proceeds.

•	Repaid our existing credit facility and entered into a new $120 million revolving credit facility.

Ben M. (“Bud”) Brigham, Executive Chairman, commented, “We’ve utilized our operator experience and the teams’ technical expertise to acquire tier-one minerals in the core of the very best liquids-rich resource plays. Our minerals are unique, providing organic capex-free production growth for years to come, which will be further supplemented by our normal flow of mineral acquisitions.  And now, as a public company, we expect to make accretive acquisitions to scale up and become the dominant public consolidator of tier-one liquids-rich minerals.  Further, our compensation is aligned with our fellow shareholders, and as such we expect to deliver consistent growth in production, while distributing growing cash flows to our shareholders. Finally, I believe minerals are the advantaged asset class in the energy space and as a result I believe our growth as a public company could be the most exciting and rewarding in my 30 plus years in oil and gas.”

Robert M. (“Rob”) Roosa, Chief Executive Officer, commented, “Brigham Minerals’ highly disciplined approach to acquiring a diversified portfolio of mineral and royalty interests in core, tier-one geology under the best operators clearly outperformed with tremendous sequential production growth in the first quarter of 2019. We entered 2019 with over 800 gross drilled but uncompleted locations (“DUCs”) across our portfolio and saw tremendous conversion of those DUCs during the quarter. We continued to backfill our DUC inventory with a record average 73 rigs running across our minerals during the first quarter and saw our DUC balance grow to approximately 860 gross locations by the end of the first quarter. Finally, operators continued to actively permit additional locations at a rate of approximately 90 new permits per month over the past year across our portfolio enabling us to maintain a relatively stable inventory of approximately 660 gross permitted locations despite the conversion of our gross permitted locations during the quarter.”

Mr. Roosa continued, “Looking ahead, we are very excited about the prospects for continued production growth for the remainder of 2019 as we believe we are in two of the premier manufacturing mode development areas in the United States. First, in our Loving County, Texas development area, Anadarko Petroleum Corporation is actively developing and permitting its Silvertip campaign area and Exxon Mobil Corporation is actively drilling and completing wells just south of Silvertip. Second, Continental Resources, Inc. is actively drilling its SpringBoard development area in Grady County, Oklahoma, and we anticipate being in 30 of 31 drilling spacing units where Continental is drilling Springer, Sycamore and Woodford wells. Finally, we are excited by the recently announced acquisition of Anadarko by Occidental Petroleum Corporation and believe the acquisition is an accretive event for Brigham Minerals given the larger balance sheet that will drill our undeveloped inventory locations in the Delaware and Denver-Julesburg (“DJ”) Basins.”

OPERATIONAL UPDATE

Mineral and Royalty Interest Ownership Update

During the first quarter of 2019, the Company deployed $41.3 million in capital acquiring 2,700 net royalty acres (standardized to a 1/8th royalty interest) in the Permian, SCOOP, DJ and Williston Basins. As of March 31, 2019, the Company owned roughly 71,500 net royalty acres across 38 counties that the Company views as the core of the Permian Basin in West Texas and New Mexico, the SCOOP/STACK plays in the Anadarko Basin of Oklahoma, the DJ Basin in Colorado and Wyoming and the Williston Basin in North Dakota.

The table below summarizes the Company’s mineral and royalty interest ownership as of the dates indicated (excludes pending transactions where we are conducting title due diligence).

	Delaware	Midland	SCOOP	STACK	DJ	Williston	Other	Total
Net Royalty Acres
March 31, 2019	20,550	3,200	9,750	9,700	15,450	6,850	6,000	71,500
December 31, 2018	19,200	3,200	8,700	9,700	15,400	6,800	5,800	68,800
Acres Added	1,350	0	1,050	0	50	50	200	2,700
% Growth	7%	0%	12%	0%	1%	1%	3%	4%

Activity Update

The Company saw significant conversion of DUCs during the quarter, which drove our sequential production growth. During the quarter ended March 31, 2019, we identified 196 gross (1.8 net) horizontal wells that had been converted to production, representing 24% of our gross DUCs as of year-end 2018 (29% of net DUCs). Conversions of gross wells by status are summarized in the table below:

Q1 2019 Gross PDP Well Conversion

DUCs	196	74%
Permits	4	2%
Acquired	64	24%
	264

During the first quarter of 2019, the Company averaged approximately 73 rigs running on its mineral and royalty interests with approximately 3,400 net royalty acres under development on average. Of those rigs, 29 were operating on the Company’s Permian Basin minerals and 22 were operating on the Company’s SCOOP/STACK minerals. Leading operators running rigs on Brigham’s mineral interests included Continental Resources, who on average ran 19 rigs across its minerals in SCOOP/STACK and the Williston, ExxonMobil, who on average ran six rigs on its minerals in the Delaware and Williston and Concho Resources Inc., who ran on average six rigs on its minerals in the Delaware. Brigham’s rig activity by quarter is summarized in the table below:

	Historical Rig Activity on Brigham Minerals
	Q1 18	Q2 18	Q3 18	Q4 18	Q1 19
Total Rigs	25	31	51	64	73
NRA Under Development	941	1,326	3,249	3,820	3,383
% of Total NRA	2%	2%	5%	6%	5%

The Company expects near-term production growth will be driven by the continued conversion of its DUC and permit inventory. Brigham’s DUC and permit inventory as of March 31, 2019 by basin is outlined in the table below.

	Development Inventory by Basin
	Delaware	Midland	SCOOP	STACK	DJ	Williston	Other	Total
Gross Inventory
DUCs	193	30	107	78	219	214	19	860
Permits	174	31	28	41	213	165	8	660

Net Inventory
DUCs	1.9	0.1	1.0	0.7	1.3	0.6	0.0	5.6
Permits	1.2	0.1	0.1	0.2	2.3	0.2	0.0	4.1

FINANCIAL UPDATE

For the three months ended March 31, 2019, crude oil, natural gas and NGL sales, excluding the impact of settled derivatives, increased 48% to $17.6 million as compared to $11.9 million in the same prior-year period, due to an increase in sales volumes.

Our first quarter average realized prices were $50.86 per barrel of oil, $2.98 per Mcf, and $19.65 per barrel of NGL, for a total equivalent price of $36.31 per Boe, excluding the effect of derivative instruments. This represents a 10% decrease relative to the fourth quarter of 2018 and is 10% lower than year-ago levels of $40.54 per Boe.

Our net income was $4.2 million for the three months ended March 31, 2019. Adjusted EBITDA was $13.8 million for the three months ended March 31, 2019, up 28% relative to the same prior-year period. Adjusted EBITDA excluding lease bonus (“Adjusted EBITDA ex lease bonus”) was $13.1 million for the three months ended March 31, 2019. Adjusted EBITDA and Adjusted EBITDA ex lease bonus are non-GAAP financial measures. For a definition of Adjusted EBITDA and Adjusted EBITDA ex lease bonus and a reconciliation to our most directly comparable measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures” below.

First Quarter 2019 Results

Unaudited Consolidated Results	Three Months Ended March 31,
($ In thousands, except per unit of production data)	2019	2018

Operating revenues
Mineral and royalty revenues	$17,590	$11,864
Lease bonus revenues	675	2,219
Total revenues	18,265	14,083
Production
Oil (MBbls)	267	151
Natural gas (MMcf)	869	555
NGLs (MBbls)	73	49
Total net production (MBoe)	485	293
Total net production (Boe/d)	5,382	3,252
Realized prices ($/Boe)
Oil ($/Bbl)	$50.86	$59.14
Natural gas ($/Mcf)	2.98	2.92
NGLs ($/Bbl)	19.65	26.34
Average realized price excl. derivatives	36.31	40.54
Average realized price incl. derivatives	36.72	40.13
Operating expenses
Gathering, transportation and marketing	$1,114	$1,095
Severance and ad valorem taxes	1,379	760
Depreciation, depletion and amortization	5,116	2,545
General and administrative	1,949	1,464
Interest expense, net	3,825	474
Loss on derivative instruments, net	685	359
Net income	4,195	8,196
Adjusted EBITDA	$13,823	$10,764
Adjusted EBITDA ex lease bonus	13,148	8,545
Unit expenses ($/Boe)
Gathering, transportation and marketing	$2.30	$3.74
Severance and ad valorem taxes	2.85	2.59
Depreciation, depletion and amortization	10.56	8.70
General and administrative	4.02	5.00
Interest expense, net	7.90	1.62
Loss on derivative instruments, net	1.41	1.23

INITIAL PUBLIC OFFERING AND LIQUIDITY

On April 23, 2019, Brigham Minerals successfully closed its IPO of 16,675,000 shares of Class A common stock at a public offering price of $18.00 per share. The Company raised $277.4 million in proceeds, net of underwriting discounts and commissions, from the IPO and used a portion of the proceeds to repay all outstanding indebtedness under the Company’s credit facility. To further increase liquidity and financial flexibility, the Company entered into a new revolving credit facility with a bank syndicate and Wells Fargo Bank, N.A. acting as administrative agent. The new revolving credit facility has an undrawn borrowing base of $120 million. The Company had $215 million of liquidity as of May 17, 2019.

INITIAL DIVIDEND

The Company expects to issue a dividend with respect to the quarter ended June 30, 2019 by early September. The declaration of the dividend and the amount of such dividend is subject to approval by the Board of Directors.

Presentation

This press release presents historical results, for the periods presented, of Brigham Resources, LLC, the predecessor of Brigham Minerals, Inc. for financial reporting purposes. The financial results of Brigham Minerals, Inc. have not been included in this press release as it is a newly incorporated entity and had not completed the reorganization steps during the periods presented. Accordingly, these historical results do not purport to reflect what the results of operations of Brigham Minerals, Inc. would have been had the IPO and related transactions occurred prior to such periods. For example, these historical results do not reflect the termination of the credit facility, attribution of net income to non-controlling interests, nor the provision for corporate income taxes on the income attributable to Brigham Minerals, Inc. that it expects to recognize in future periods.

Upcoming Investor Conference

The Company will present at the UBS Global Oil and Gas Conference in Austin, Texas on May 21st. The presentation will be available for download on the Company’s website on the date of the event.

About Brigham Minerals, Inc.

Brigham Minerals is an Austin, Texas based company that acquires and actively manages a portfolio of mineral and royalty interests in the core of some of the most active, highly-economic, liquids-rich resource basins across the continental United States, including the Permian Basin in Texas and New Mexico, the SCOOP and STACK plays in the Anadarko Basin of Oklahoma, the DJ Basin in Colorado and Wyoming, and the Williston Basin in North Dakota. Brigham Minerals’ primary business objective is to maximize risk-adjusted total return to its shareholders by both capturing organic growth in free cash flow from the continued development of its existing portfolio of undeveloped horizontal drilling locations unburdened by development capital expenditures or lease operating expenses, as well as leveraging its highly experienced technical evaluation team to continue to execute upon its scalable business model of sourcing, methodically evaluating and integrating accretive minerals acquisitions in the core of these top-tier, liquids-rich resource plays.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include, but are not limited to, the Company’s ability to integrate acquisitions into its existing business, changes in oil, natural gas and NGL prices, weather and environmental conditions, the timing of planned capital expenditures, availability of acquisitions, operational factors affecting the commencement or maintenance of producing wells on the Company’s properties, the condition of the capital markets generally, as well as the Company's ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Company’s actual results and plans could differ materially from those expressed in any forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Brigham Resources, LLC
(Predecessor)
Condensed Consolidated Statement of Operations
(Unaudited)

	Three Months Ended March 31,
	2019	2018
	(In thousands)
Revenues:
Mineral and royalty revenues	$17,590	$11,864
Lease bonus and other revenues	675	2,219
Total revenues	18,265	14,083

Operating Expenses:
Gathering, transportation and marketing	1,114	1,095
Severance and ad valorem taxes	1,379	760
Depreciation, depletion and amortization	5,116	2,545
General and administrative	1,949	1,464
Total operating expenses	9,558	5,864
Income from operations	8,707	8,219
Loss on derivative instruments, net	(685)	(359)
Interest expense, net	(3,825)	(474)
Gain on sale and distribution of equity securities	—	823
Other income, net	29	3
Income before income taxes	4,226	8,212
Income tax expense	31	16
Net income	$4,195	$8,196

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA ex lease bonus are non-GAAP supplemental financial measures used by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets and their ability to sustain dividends over the long term without regard to financing methods, capital structure or historical cost basis.
We define Adjusted EBITDA as net income (loss) before depreciation, depletion and amortization, interest expense, gain or loss on sale and distribution of equity securities, gain or loss on derivative instruments and income tax expense, less other income and gain or loss on sale of oil and gas properties. We define Adjusted EBITDA ex lease bonus as Adjusted EBITDA further adjusted to eliminate the impacts of lease bonus revenue we receive due to the unpredictability of timing and magnitude of the revenue.
Adjusted EBITDA and Adjusted EBITDA ex lease bonus do not represent and should not be considered alternatives to, or more meaningful than, net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as measures of our financial performance. Adjusted EBITDA and Adjusted EBITDA ex lease bonus have important limitations as analytical tools because they exclude some but not all items that affect net income, the most directly comparable GAAP financial measure. Our computation of Adjusted EBITDA and Adjusted EBITDA ex lease bonus may differ from computations of similarly titled measures of other companies.

The following table presents a reconciliation of Adjusted EBITDA and Adjusted EBITDA ex lease bonus to the most directly comparable GAAP financial measure for the periods indicated.

	Three Months Ended March 31,
	2019	2018
Reconciliation of Adjusted EBITDA and Adjusted EBITDA ex lease bonus to net income:	(In thousands)
Net income	$4,195	$8,196
Add:
Depreciation, depletion, and amortization	5,116	2,545
Interest expense	3,825	474
Loss on commodity derivative instruments	685	359
Income tax expense	31	16
Less:
Other income, net	29	3
Gain on sale and distribution of equity securities	—	823
Adjusted EBITDA	$13,823	$10,764
Less:
Lease bonus revenues	675	2,219
Adjusted EBITDA ex lease bonus	$13,148	$8,545

Contacts

At the Company:
Brigham Minerals, Inc.
Blake C. Williams
Chief Financial Officer
(512) 220-6350

Or
For Investor and Media Inquiries:
Lincoln Churchill Advisors
Julie D. Baughman
(512) 220-1500
InvestorRelations@brighamminerals.com

SOURCE Brigham Minerals, Inc.